QUESTAR CORPORATION
                 SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
           (As amended and restated effective August 1, 1995)

 1.   PURPOSE

      The Supplemental Executive Retirement Plan is intended to enable Questar Corporation and its participating affiliates to attract and retain key management personnel by providing them with monthly supplemental retirement benefits to compensate them for the limitations imposed by federal tax laws on benefits payable from the Questar Corporation Retirement Plan. It is also intended to pay monthly supplemental retirement benefits to certain officers based on years of service that cannot be taken into account under the Questar Corporation Retirement Plan.

 2.   DEFINITIONS

      The following terms, when used herein, shall have the meanings set forth below, unless a different meaning is plainly required by the context:

      "Board" means the Board of Directors of Questar Corporation or a successor company.

      "Code" means the Internal Revenue Code of 1986, as it may be amended from time to time.

      "Committee" means the Management Performance Committee of the Company's Board.

      "Company" means Questar Corporation or any other organization controlling Questar Corporation or any successor organization.

      "Compensation" means an Officer's salary or wages, including payments under incentive compensation plans paid by the Employer and includable in taxable income during the applicable Plan Year, but exclusive of any other forms of additional Compensation such as the Employer's cost for any public or private employee benefit plan or any income recognized by the Officer as a result of exercising stock options. An Officer's Compensation for any Plan Year shall include any Elective Deferrals of the Officer under Questar Corporation's Employee Investment Plan or other tax-qualified plan, and any Compensation deferred under the Questar Corporation Deferred Compensation Plan and the Questar Corporation Deferred Share Plan. An Officer's Compensation also shall include the amount of any reduction in Compensation for a Plan Year agreed upon under one or more Compensation reduction agreements entered into pursuant to the Questar Corporation Cafeteria Plan.

      "EIRP" means the Company's Executive Incentive Retirement Plan, as amended or restated from time to time.

      "Officer" means any officer of the Company and/or its affiliates who has a vested right to receive benefits under the Company's
Retirement Plan and who has been nominated to receive supplemental retirement benefits under the EIRP.

      "Participating Corporation" means any company that is affiliated with the Company and whose employees are covered by the Company's
Retirement Plan or that is affiliated with the Company and receives an allocation of any employee benefit costs.

      "Plan" means the plan set forth in and created by this document.

      "Retired Officer" refers to an Officer who has satisfied the eligibility requirements set forth in Section 4 of this Plan and who is eligible to receive or who is receiving Supplemental Retirement Benefits pursuant to the terms of this Plan.

      "Retirement Plan" means the Company's Retirement Plan, as amended or restated from time to time, or any successor plan. If not otherwise defined, capitalized words or terms used in the Plan shall have the same definitions used in the Retirement Plan.

      "Special Situation Officer" means any officer or former officer of the Company and/or its affiliates who was expressly promised upon his reemployment prior to January 1, 1976, that his years of service prior to a break in service would be restored to him for purposes of calculating his retirement benefits.

      "Special Supplemental Retirement Benefits" means benefits payable to Special Situation Officers under the terms of the Plan calculated as set forth in Section 6 or Section 7.

      "Supplemental Retirement Benefits" means retirement benefits payable to Retired Officers under the terms of the Plan calculated as set forth in Section 5 or Section 7.

 3.   EFFECTIVE DATE

      The Plan is effective January 1, 1987.

 4.   PARTICIPATION IN THE PLAN AND ELIGIBILITY FOR BENEFITS

      Participation in the Plan shall be limited to Officers of the Company and Participating Corporations. To become eligible for Supplemental Retirement Benefits and Special Supplemental Retirement Benefits under the Plan, an Officer must have a vested right to receive benefits under the Retirement Plan. A Retired Officer cannot receive benefits under both the Plan and the Company's Equalization Benefit Plan. A Retired Officer cannot receive benefits under the Plan during any period that his monthly benefits from the Retirement Plan are suspended.


 5.   SUPPLEMENTAL RETIREMENT BENEFITS

      An Officer who satisfies the eligibility requirements described above shall be eligible to receive Supplemental Retirement Benefits under the Plan. The first payment of Supplemental Retirement Benefits will be due on the first day of the month following retirement, and payments will continue on the first day of each month thereafter so long as the Retired Officer is alive or so long as his surviving spouse is entitled to receive monthly benefits under the Retirement Plan. (The Retired Officer's surviving spouse must have been married to the Officer at date of such Officer's retirement.)

      The monthly Supplemental Retirement Benefit shall equal the monthly benefit that would have been payable to or on behalf of a Retired Officer under the Retirement Plan if the limitation on annual benefits imposed by Section 415 of the Code and if the limitation on annual compensation as defined in Section 401(a)(17) of the Code were not applicable, and if the Retired Officer had not voluntarily chosen to defer any compensation under the terms of the Questar Corporation Deferred Share Plan or the Questar Corporation Deferred Compensation Plan, less the monthly benefits payable from the Retirement Plan and the EIRP. The monthly Supplemental Retirement Benefit of a Special Situation Officer shall be calculated using the years of service credited to him for purposes of calculating the Special Supplemental Retirement Benefits as provided in Section 6.

      Except as provided in Section 7, the monthly Supplemental Retirement Benefit payable to or on behalf of the Retired Officer as determined herein shall be paid in the same form as such Retired Officer's benefits are payable under the Retirement Plan. Any monthly Supplemental Retirement Benefits payable to the Retired Officer's surviving spouse shall be reduced by the monthly benefits payable to such surviving spouse under the Retirement Plan and the EIRP.

 6.   SPECIAL SUPPLEMENTAL RETIREMENT BENEFITS.

      A Special Situation Officer shall be eligible to receive Special Supplemental Retirement Benefits under the Plan.

      The Special Supplemental Retirement Benefit is designed to provide a Special Situation Officer with a supplemental retirement benefit that is equal to the difference between the monthly Retirement Plan benefit that he would have received if his years of service prior to his break in service could be credited to him for purposes of calculating his benefit under the Retirement Plan and the monthly Retirement Plan benefit that he is entitled to receive because he cannot be given credit for such years of service under the Retirement Plan.

      The first payment of Special Supplemental Retirement Benefits will be due on the first day of the month following retirement and payments will continue on the first day of each month thereafter so long as the Special Situation Officer is alive or so long as his surviving spouse is entitled to receive monthly benefits under the Retirement Plan. (The surviving spouse must have been married to the Special Situation Officer at date of such Officer's retirement.)

      The monthly benefit payable under this Section is not offset by any monthly benefit payable under the EIRP. Except as provided in
Section 7, the monthly benefit payable to the Special Situation Officer upon his retirement shall be paid in the same form as his benefits under the Retirement Plan.

7.    LUMP SUM ELECTION.

      An Officer has a one-time election to receive the present value of his Supplemental Retirement Benefit and Special Supplemental Retirement Benefit (if applicable) in a lump sum. The Officer shall make this election at least one year prior to retirement. The present value shall be calculated using a standard mortality table referred to as the "83 Group Annuity Mortality Table" and 80 percent of the six-month average rate for 30-year Treasury bond (with the six-month period ending as of the date of the Officer's retirement). When making this election, the Officer shall also indicate when the lump-sum payment shall be made and if it is to be made in more than one installment. The full amount of any lump-sum payment, together with credited interest, must be paid within five years of the Officer's retirement. Any deferred payouts of lump-sum payments shall be credited with interest calculated at a monthly rate using the appropriate 30-year Treasury bond quoted in the Wall Street Journal on the first business day of each month. (The appropriate 30-year Treasury bond shall be the bond that has one closest to maturity date (by month) preceding the date on which the interest is to be credited.) Any lump-sum payments that are not deferred shall be paid on the first business day of the month following the Officer's retirement date or as soon thereafter as is administratively practicable. The Officer's spouse must consent to the Officer's election to receive a lump-sum payment. Such consent must be in writing and must acknowledge the effect of such election.

      If the Officer fails to make an election at least one year prior to retirement, the Officer shall receive monthly benefits.

 8.   FUNDING

      The Supplemental Retirement Benefits and Special Supplemental Retirement Benefits payable under the Plan shall be paid by the Company and Participating Corporations out of general assets. In its discretion, the Board may establish a trust fund or make other arrangements to assure payment of the Supplemental Retirement Benefits and Special Supplemental Retirement Benefits.

 9.   ALLOCATION OF COSTS

      The cost of Supplemental Retirement Benefits and Special
Supplemental Retirement Benefits paid to or on behalf of Retired
Officers shall be allocated to and be the responsibility of the Company and Participating Corporations.

10.   ADMINISTRATION

      The Committee shall administer the Plan and may appoint an officer of the Company to assist the Committee with this responsibility. The Committee shall have the sole responsibility to interpret the Plan and to adopt such rules and regulations for carrying out the Plan as it may deem necessary. Decisions of the Committee shall be final and binding.

11.   AMENDMENT OR TERMINATION

      The Board may at any time amend, modify, or terminate this Plan; provided, however, that any Retired Officers or their surviving spouses receiving Supplemental Retirement Benefits and Special Supplemental Retirement Benefits under the Plan at the date of amendment or termination shall continue receiving such benefits as if such amendment or termination had not occurred.

12.   SUCCESSOR TO THE COMPANY

      The Company shall require any successor or assign, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business and/or assets of the Company, to assume and agree to pay any Supplemental Retirement Benefits and Special Supplemental Retirement Benefits in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place.

13.   CHANGE IN CONTROL AND LEGAL FEES

      The Company shall pay all legal fees and expenses that a Retired Officer or an Officer may incur as a result of the Company's contesting the validity or enforceability of such person's right to receive benefits under the terms of this Plan following a "Change in Control" of the Company. For purposes of this Plan, a Change in Control of the Company shall be deemed to have occurred if any "acquiring person" is or becomes the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of 20 percent or more of the Company's outstanding shares of common stock; provided, however, that the term "acquiring person" shall not include the Company, any subsidiary of the Company, any employee benefit plan established by the Company, or trustee for such plan. A "Change in Control" shall also include any act or event that, with the passage of time, would result in a Distribution Date, within the meaning of the Rights Agreement dated as of March 14, 1986, and as amended on May 16, 1989, between the Company and First Chicago Trust Company of New York.